Exhibit 99.1

News Release

STANDARD PACIFIC CORP. REPORTS RECORD THIRD QUARTER EARNINGS OF $1.37 PER SHARE, UP 27% YEAR OVER YEAR

Financial and Operating Highlights – 2005 Third Quarter vs. 2004 Third Quarter

•	Earnings per share up 27% to a record $1.37 (including debt redemption charge of $0.05 per share) vs. $1.08 last year

•	Net income of $96.4 million, up 29%

•	Homebuilding revenues up 8% to a record $937 million

•	Record 2,751* new home deliveries, up 20% from last year

•	Homebuilding gross margin up 410 basis points to 27.1%

•	Record Adjusted Homebuilding EBITDA** of $181 million, an increase of 19% over 2004, and an EBITDA margin of 19.3%

•	LTM return on average equity of 30.1%, up 590 basis points

•	Record 2,888* new home orders, up 20% year over year, and record quarter-end backlog of 7,762* homes, valued at $2.7 billion, up 20%

EPS Guidance for 2005 maintained at $6.00 (including debt redemption charge of $0.05), an increase of 32% year-over-year, notwithstanding the impact of recent storms in South Florida which we expect will push a portion of our scheduled deliveries and approximately $0.15 per share of earnings into 2006.

Initial EPS Guidance for 2006 of $6.90, a projected 15% increase

IRVINE, CALIFORNIA, October 27, 2005, Standard Pacific Corp. (NYSE:SPF) today reported the Company’s 2005 third quarter operating results. Net income for the third quarter ended September 30, 2005 increased 29% to $96.4 million, or $1.37 per diluted share, compared to $74.6 million, or $1.08 per diluted share last year. The Company’s operating results for the 2005 third quarter included an after-tax charge of $3.7 million, or $0.05 per diluted share, recorded in connection with the Company’s decision to fully redeem $125 million of 9.5% senior notes.

In July, the Company announced a two-for-one stock split effected in the form of a common stock dividend for shareholders of record as of the close of business on August 8, 2005. All share and per-share amounts used in this news release are adjusted for the split.

*	Excludes the Company’s unconsolidated joint ventures.

**	For a definition of Adjusted Homebuilding EBITDA and a reconciliation of net income to Adjusted Homebuilding EBITDA and cash flows from operating activities to Adjusted Homebuilding EBITDA, please see the Selected Financial Data included herewith.

Stephen J. Scarborough, Chairman and Chief Executive Officer, stated, “We are pleased to report our record results for the third quarter, which include a 27% increase in earnings per share driven by an 8% increase in homebuilding revenues and a 410 basis point jump in our homebuilding gross margin percentage. Our record results reflect continued healthy housing market conditions in three of the largest states in the country: California, Florida and Arizona where we have extensive operations. Of particular note, the vast majority of the year-over-year increase in our homebuilding profits came from markets outside of California. This trend underscores the success of our ongoing efforts to geographically diversify the Company’s operating platform.”

“Consistent with our expectations and guidance for the year, we generated 2,888 new home orders, up 20% year over year. While California continues to represent our single largest state in terms of homebuilding revenues, we are pleased with the growing significance of our operations outside of California, where over 70% of this quarter’s orders were generated. As a result of our strong order activity we closed the quarter with a record backlog of 7,762 pre-sold homes valued at $2.7 billion, up 20% year over year. We are particularly encouraged by the growth in our backlog given the Company’s more deliberate approach to releasing new homes for sale this year, particularly in our Florida and Arizona markets, to better align production and sales and to maximize our profitability. This strategy has helped drive the significant increase in our homebuilding gross margins this year.”

“Our strong operating performance during the quarter, combined with our focus on optimizing our capital investments, resulted in an LTM return on average equity of 30.1%, a 590 basis point increase from the year earlier period. While we continue to emphasize an efficient asset management strategy, we are also focused on maintaining a strategic supply of buildable land to support our long-term growth strategy. At September 30, 2005, we owned or controlled over 71,000 lots, representing a 3 to 4 year supply. At the same time, we remain committed to maintaining a strong balance sheet. At quarter end, our homebuilding leverage was at the lower end of our target range, and our balance sheet was anchored by over $1.6 billion in stockholders’ equity.”

Mr. Scarborough continued, “We are maintaining our 2005 earnings guidance at $6.00 per share, a 32% year-over-year increase. For the full year, we are targeting 11,175 deliveries, excluding 275 joint venture homes, and homebuilding revenues of $3.9 billion. For the fourth quarter, we currently expect to generate earnings of approximately $1.90 per share from 3,300 deliveries, excluding 70 joint venture homes, and $1.2 billion in homebuilding revenues. Our fourth quarter and full year 2005 guidance reflects our current estimate of the anticipated delay of a portion of our new home deliveries in Florida into next year as a result of the severe hurricane season in the Southeast this year, including the most recent storm that hit South Florida this week. However, it may be several weeks before we are able to fully assess the impact of Hurricane Wilma on our fourth quarter delivery total and earnings.”

“We are also providing initial earnings guidance for 2006 of $6.90 per share, a projected increase of 15%. We are targeting 14,000 deliveries, excluding 575 joint venture homes, and homebuilding revenues of $5.2 billion, up 25% and 32%, respectively. As is customary for us, our guidance reflects an assumed stable new home pricing environment. Our plan for 2006 is broad based with incremental volume contributions anticipated from most of our existing operating divisions, including our new operation in San Antonio which is projected to deliver over 1,300 homes next year. Contributing to the healthy increase in unit deliveries next year will be the large number of new community openings slated for the next several quarters. During the balance of 2005, we are planning to open 32 new projects, a 68% increase over the fourth quarter of 2004, and we are projecting to open 150 to 160 new communities next year, which would represent a 50% increase over this year’s total.”

Mr. Scarborough concluded, “As we approach the close of another record year, we are pleased with our record of growth over the last ten years during which we have averaged 27% and 52% annual growth rates in revenues and earnings per share, respectively. Moreover, we have significantly altered the geographic composition of the Company and are benefiting from a more diversified operating platform coast to coast.”

Homebuilding Operations

Homebuilding pretax income for the 2005 third quarter increased 29% to $153.3 million from $119.1 million in the year earlier period. The increase in pretax income was driven by an 8% increase in homebuilding revenues, a 410 basis point improvement in the Company’s homebuilding gross margin percentage, and a $7.2 million increase in homebuilding joint venture income. These positive factors were partially offset by a 150 basis point increase in our SG&A rate, and a $5.9 million pretax charge recorded in connection with the early redemption of the Company’s 9.5% senior notes.

Homebuilding revenues for the 2005 third quarter increased 8% to $936.7 million from $865.8 million last year. The increase in revenues was attributable to a 20% increase in new home deliveries (exclusive of joint ventures), partially offset by a 10% decrease in our consolidated average home price to $339,000.

During the 2005 third quarter, the Company delivered 720 new homes in California (exclusive of joint ventures), a 17% decrease from the 2004 third quarter. Deliveries were off 23% in Southern California to 426 new homes (excluding 4 joint venture deliveries) reflecting the slowdown in orders in the second half of 2004 in some of the Company’s Southern California markets. Deliveries were down 6% in Northern California to 294 new homes (excluding 49 joint venture deliveries), and reflects a tight supply of new homes available for sale, particularly in the San Francisco Bay area, due to the rapid sell out of projects earlier in the year. In Florida, where the Company has been steadily increasing the number of active selling communities, the Company delivered 879 new homes in the third quarter of 2005, representing a 45% year-over-year increase. The Company delivered 487 homes (excluding 5 joint venture deliveries) during the 2005 third quarter in Arizona, a 19% increase from the 2004 third quarter. The increase in new home deliveries in the state was due to higher new home order levels in Phoenix during the fourth quarter of last year and the first quarter of this year reflecting strong demand for new housing, combined with the delivery of 59 new homes from our new Tucson division which we acquired in the third quarter of 2004. In the Carolinas, deliveries were up 90% to 247 new homes driven primarily by order growth from new community openings. New home deliveries were up 80% in Texas to 310 new homes, driven by new community growth and the delivery of 84 new homes from our newly acquired San Antonio division. Deliveries were off 10% in Colorado year-over-year as a result of a modest decline in new orders in the second quarter.

During the 2005 third quarter, the Company’s average home price declined 10% year-over-year to $339,000. The lower average selling price was attributable to the shifting geographic mix of our new home deliveries whereby 74% of our consolidated deliveries were from outside of California compared to 62% last year (exclusive of joint venture homes). The average home prices in our non-California divisions are substantially lower than those in California. Our average home price in California was $660,000 for the third quarter of 2005, a 1% increase from the year earlier period. The relatively flat average home price in California reflects the impact of delivering a greater percentage of our homes in Southern California from the more affordable Inland Empire Division, and a greater percentage of our homes in Northern California from our Sacramento Division. The impact on our California average home price from the mix shift was offset by the general level of price increases experienced in the state. Our average price in Florida was up 11% from the year ago period, and primarily reflects the impact of general price increases in most regions in the state. Our average price in Arizona was up 22% to $216,000, primarily reflecting general price increases in Phoenix and the addition of our Tucson operation in the third quarter of last year where our average home price was approximately $255,000. Our average price was up 2% in the Carolinas and primarily reflected a change in delivery mix. Our average prices in Texas and Colorado were down 9% and up 13%, respectively, also reflecting changes in our product mix. For the full year, we expect that our average home price will decline approximately $30,000, or 8%, to $345,000 as a result of a greater distribution of deliveries outside of California. We expect that our 2005 fourth quarter average home price will also be approximately $345,000. For next year, we are projecting a $20,000 to $25,000 increase in our average home price to $365,000 to $370,000, up approximately 7%.

The Company’s homebuilding gross margin percentage was up 410 basis points year-over-year to 27.1%. The increase in the year-over-year gross margin percentage was driven primarily by higher margins in California, Florida and Arizona, our largest markets. Margins in the Carolinas, Texas, and Colorado, while generally improving, were still below our company-wide average and generally reflected the impact of softer economic conditions in those regions and the less supply-constrained nature of those markets. The higher overall gross margin percentage reflected our ability to raise home prices in most of our California markets as a result of healthy housing demand combined with a constrained supply of buildable land. The higher year-over-year margins in Florida and Arizona reflected healthy demand for new homes combined with increasing volume and cost efficiencies. Our homebuilding gross margin percentage for the 2005 fourth quarter is expected to be in the 27.0% to 28.0% range, while our margin for the full year is expected to be up approximately 300 basis points over the 24.4% homebuilding gross margin percentage generated in 2004. For 2006, our guidance incorporates a homebuilding gross margin of approximately 24% and reflects an assumed stable new home price environment.

Selling, general and administrative expenses (including corporate G&A) for the 2005 third quarter increased 150 basis points to 11.7% of homebuilding revenues compared to 10.2% last year. The higher level of SG&A expenses as a percentage of homebuilding revenues was due to (1) the shifting geographic mix of our deliveries, where our non-California operations generally incur higher levels of SG&A expenses as a percentage of revenues, (2) an increase in equity-based compensation, including the cost of expensing stock options, and (3) overhead incurred in connection with our start-up operations in San Antonio, Bakersfield, the Central Valley of California and Las Vegas. Our projected SG&A rate for the full year is expected to be approximately 11.3%, while the 2006 rate is expected to drop to 11.0%.

Income from unconsolidated joint ventures was up $7.2 million for the 2005 third quarter to $15.7 million. The higher level of venture profits was driven primarily by an increase in income from land sales to other builders from our two large master-planned community joint ventures in Southern California. Deliveries from the Company’s unconsolidated homebuilding joint ventures totaled 58 new homes in the 2005 third quarter versus 54 last year. For 2005, we expect to generate approximately $60 million in joint venture income from approximately 275 new home deliveries and profits from joint venture land sales to other builders. For next year, we are projecting to deliver 575 joint venture homes and generate approximately $75 million in total venture income.

New orders companywide for the third quarter of 2005 were up 20% to 2,888 homes (excluding 109 from unconsolidated joint ventures), which was consistent with our expectations for the quarter. The order levels reflected generally healthy housing market conditions in the Company’s three largest markets: California, Florida, and Arizona, and generally improving housing market and economic conditions in the Carolinas, Texas, and Colorado. Excluding joint ventures, new home orders were up 80% year over year in Southern California on a 16% higher average community count, reflecting an improved tone compared to the second half of last year and the generally supply-constrained nature of the Southern California region. In Northern California, new home orders were down 52% on a 33% lower average community count. The decrease in new home orders on a same community basis in this region reflects a tight supply of product availability due to rapid sellouts in many San Francisco Bay Area projects earlier in the year and a general slowdown in order activity in the Sacramento market. Despite the reduced supply of homes for sale in the San Francisco Bay Area and the slowdown in Sacramento, the Company was still selling at a weekly rate of one home per project during the quarter. New home orders were up 11% in Florida on a 2% decrease in active selling communities. The Company continues to limit the number of new homes available for sale in Florida due to strong backlog levels. This adjustment in our rate of new home releases should better align sales with our production capabilities. In Arizona, new home orders were down 19%

on a 6% lower average community count. The Company is intentionally limiting the weekly number of homes available for sale at its Phoenix projects to address increasing construction cycle times. Cycle times are increasing in Phoenix as a result of the tightening supply of construction labor and materials brought on by the record level of demand for new homes in this market. Orders were up 104% in the Carolinas on a 29% higher community count, and up 150% in Texas on a 38% higher average community count. The Texas total for the 2005 third quarter includes 106 new home orders from 17 communities generated from the Company’s new San Antonio division. In Colorado, orders were up 3% on a 14% lower community count. Economic conditions in the Company’s Carolina, Texas and Colorado markets continue to improve which are expected to contribute to improved housing market conditions going forward.

The Company’s cancellation rate for the 2005 third quarter was 18%, unchanged from the year earlier period. The Company’s orders for the 2005 third quarter include 109 homes from 6 joint venture communities, compared to 61 homes from 6 joint venture communities last year.

The strong level of new home orders for the 2005 third quarter resulted in a record third quarter backlog of 7,762 presold homes (excluding 209 joint venture homes) valued at an estimated $2.7 billion (excluding $136 million of joint venture backlog), an increase of 20% from the September 30, 2004 backlog value.

The Company ended the quarter with 177 active selling communities (excluding 5 joint venture communities), a 9% increase over the year earlier period. The Company is planning to open approximately 32 new communities during the balance of the year and is targeting a year-end community count of approximately 200 active subdivisions, 20% higher than at the end of 2004. For next year, the Company currently is projecting to open 150 to 160 new communities with approximately 100 targeted for the first half of 2006.

Financial Services

In the 2005 third quarter, the Company generated pretax income of $862,000 at the Company’s financial services subsidiary, which currently offers mortgage-banking services to our homebuyers in California, Arizona, Texas, and South Florida, up slightly from the year earlier period.

Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions currently operating in conjunction with our homebuilding divisions in Colorado, the Carolinas, and Tampa, Orlando and Southwestern Florida, was up 46% to $676,000. The higher level of income was primarily due to growth in the number of new home deliveries in these markets.

Proposed Acquisition

The Company has entered into a non-binding letter of intent to acquire the homebuilding operations of The Beechwood Organization, a New York- based homebuilder. The Beechwood Organization began operations in 1980 and currently builds homes in New York City and Long Island through its various subsidiaries and joint ventures. As the transaction is currently contemplated, the Company will not be acquiring The Beechwood Organization’s interest in the Arverne By the Sea or the Harbour Point at Shorehaven joint ventures in New York City. Excluding the Arverne and Shorehaven joint ventures, The Beechwood Organization delivered 179 homes during the last twelve months with an average sales price of $390,000, and currently owns or controls approximately 2000 lots.

Mr. Scarborough stated that, “We are very excited to be considering the opportunity to enter the Northeastern region of the country through the acquisition of a successful builder with an outstanding reputation and an experienced and talented local management team.” Mr. Scarborough added that, “The proposed acquisition is a significant opportunity for Standard Pacific to pursue our growth and diversification strategy and will provide a solid platform from which to expand our presence into the Northeast.”

Consummation of the acquisition is subject to customary conditions, including execution of a definitive acquisition agreement and the Company’s satisfactory completion of its due diligence examination. The transaction is expected to close in early 2006. No assurances can be given that the transaction will be consummated.

Earnings Conference Call

A conference call to discuss the Company’s 2005 third quarter earnings will be held at 11:00 am Eastern time tomorrow morning, Friday, 10/28. The call will be broadcast live over the Internet and can be accessed through the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=95153&p=irol-irhome. The call will also be accessible via telephone by dialing (800) 210-9006. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast. A replay of the conference call will also be available by dialing (888) 203-1112 (Passcode: 5112144).

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 79,000 families during its 39-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado, and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, WRT Financial, Westfield Home Mortgage, Home First Funding, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: the Company’s geographic diversification strategy; the expected impact of the severe hurricane season in the Southeast this year; the Company’s commitment to maintaining a strong balance sheet; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s three to four year lot supply; expected new community openings and active subdivisions; the Company’s expected earnings, earnings per share, deliveries and revenues; the Company’s expected SG&A rate; expected average home prices; expected homebuilding gross margins; expected joint venture income and deliveries; and the Company’s proposed acquisition of The Beechwood Organization. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of our control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for and affordability of single-family homes; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities; future business decisions and our ability to successfully implement our operational, growth and other strategies; litigation and warranty claims; and other risks discussed in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2004. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.

(end of text, tables follow)

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Homebuilding:
Revenues	$936,687	$865,797	$2,725,366	$2,170,325
Cost of sales	(682,794)	(666,727)	(1,992,349)	(1,669,309)

Gross margin	253,893	199,070	733,017	501,016

Selling, general and administrative expenses	(109,476)	(88,068)	(306,611)	(238,990)
Income from unconsolidated joint ventures	15,650	8,463	37,512	36,122
Interest expense	(1,980)	(1,801)	(6,342)	(5,413)
Other income (expense)	(4,751)	1,432	(946)	(7,426)

Homebuilding pretax income	153,336	119,096	456,630	285,309

Financial Services:
Revenues	4,750	3,956	13,344	7,885
Expenses	(3,888)	(3,258)	(11,105)	(8,460)
Income from unconsolidated joint ventures	676	463	1,617	1,920
Other income	154	104	466	309

Financial services pretax income	1,692	1,265	4,322	1,654

Income before taxes	155,028	120,361	460,952	286,963
Provision for income taxes	(58,652)	(45,767)	(174,860)	(109,982)

Net Income	$96,376	$74,594	$286,092	$176,981

Earnings Per Share:
Basic	$1.42	$1.11	$4.23	$2.62
Diluted	$1.37	$1.08	$4.09	$2.54
Weighted Average Common Shares Outstanding:
Basic	67,868,420	66,987,028	67,615,046	67,487,008
Diluted	70,293,506	69,104,090	70,002,180	69,692,182
Cash dividends per share	$0.04	$0.04	$0.12	$0.12

Selected Operating Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
New homes delivered:
Southern California	426	552	1,224	1,424
Northern California	294	312	953	753

Total California	720	864	2,177	2,177

Florida	879	605	2,538	1,461
Arizona	487	408	1,461	1,241
Carolinas	247	130	681	335
Texas	310	172	658	448
Colorado	108	120	338	287

Consolidated total	2,751	2,299	7,853	5,949

Unconsolidated joint ventures:
Southern California	4	—	44	78
Northern California	49	53	159	113
Arizona	5	1	10	1

Total unconsolidated joint ventures	58	54	213	192

Total (including joint ventures)	2,809	2,353	8,066	6,141

Average selling prices of homes delivered:
California (excluding joint ventures)	$660,000	$651,000	$677,000	$628,000
Florida	$240,000	$217,000	$227,000	$221,000
Arizona (excluding joint venture)	$216,000	$177,000	$208,000	$184,000
Carolinas	$163,000	$160,000	$158,000	$149,000
Texas	$211,000	$233,000	$219,000	$240,000
Colorado	$339,000	$299,000	$324,000	$298,000
Consolidated (excluding joint ventures)	$339,000	$376,000	$346,000	$363,000
Unconsolidated joint ventures	$716,000	$695,000	$710,000	$644,000
Total (including joint ventures)	$347,000	$383,000	$355,000	$372,000
Net new orders:
Southern California	686	381	1,926	1,595
Northern California	153	322	654	1,127

Total California	839	703	2,580	2,722

Florida	787	710	2,591	2,680
Arizona	487	603	1,479	1,686
Carolinas	279	137	883	441
Texas	388	155	944	490
Colorado	108	105	368	377

Consolidated total	2,888	2,413	8,845	8,396

Unconsolidated joint ventures:
Southern California	36	5	120	19
Northern California	37	53	113	161
Arizona	36	3	42	3

Total unconsolidated joint ventures	109	61	275	183

Total (including joint ventures)	2,997	2,474	9,120	8,579

Selected Operating Data (continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Average number of selling communities during the period:
Southern California	29	25	27	24
Northern California	12	18	14	21

Total California	41	43	41	45

Florida	50	51	53	48
Arizona	15	16	14	17
Carolinas	18	14	19	12
Texas	29	21	26	21
Colorado	12	14	12	13

Consolidated total	165	159	165	156

Unconsolidated joint ventures:
Southern California	2	1	2	1
Northern California	3	4	3	3
Arizona	1	1	1	1

Total unconsolidated joint ventures	6	6	6	5

Total (including joint ventures)	171	165	171	161

			At September 30,
			2005	2004
Backlog (in homes):
Southern California			1,403	1,055
Northern California			440	857

Total California			1,843	1,912

Florida			2,856	2,949
Arizona			1,474	1,279
Carolinas			367	171
Texas			981	226
Colorado			241	261

Consolidated total			7,762	6,798

Unconsolidated joint ventures:
Southern California			101	24
Northern California			73	131
Arizona			35	3

Total unconsolidated joint ventures			209	158

Total (including joint ventures)			7,971	6,956

Selected Operating Data (continued)

	At September 30,
	2005	2004
Backlog (estimated dollar value in thousands):
Southern California	$955,601	$658,509
Northern California	309,943	533,800

Total California	1,265,544	1,192,309

Florida	722,114	652,578
Arizona	387,134	235,752
Carolinas	59,142	25,323
Texas	177,827	52,267
Colorado	79,244	88,535

Consolidated total	2,691,005	2,246,764

Unconsolidated joint ventures:
Southern California	73,303	20,064
Northern California	52,561	83,997
Arizona	9,982	848

Total unconsolidated joint ventures	135,846	104,909

Total (including joint ventures)	$2,826,851	$2,351,673

Building sites owned or controlled:
Southern California	16,356	12,513
Northern California	6,035	5,225

Total California	22,391	17,738

Florida	15,207	14,680
Arizona	12,524	9,195
Carolinas	5,780	4,200
Texas	13,417	3,065
Colorado	1,694	1,827
Nevada	380	—

Total (including joint ventures)	71,393	50,705

Total building sites owned	35,547	25,693
Total building sites optioned	26,630	17,089
Total joint venture lots	9,216	7,923

Total (including joint ventures)	71,393	50,705

Completed and unsold homes	247	139

Homes under construction	8,023	6,366

Selected Financial Data

	Three Months Ended September 30,
	2005		2004
	(Dollars in thousands)
Net income	$96,376		$74,594
Net cash provided by (used in) operating activities	$(131,143)		$(92,654)
Net cash provided by (used in) investing activities	$(91,736)		$(39,630)
Net cash provided by (used in) financing activities	$227,461		$130,586
Adjusted Homebuilding EBITDA(1)	$181,021		$151,689
Homebuilding SG&A as a percentage of homebuilding revenues	11.7%		10.2%
Homebuilding interest incurred	$25,302		$22,779
Homebuilding interest capitalized to inventories owned	$23,322		$20,978
Ratio of LTM Adjusted Homebuilding EBITDA to homebuilding interest incurred	8.6	x	5.9	x

(1)	Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d) material noncash impairment charges, if any, (e) homebuilding depreciation and amortization, (f) amortization of stock-based compensation, (g) income from unconsolidated joint ventures and (h) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

The tables set forth below reconcile net cash used in operating activities and net income, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended September 30,
	2005	2004
	(Dollars in thousands)
Net cash used in operating activities	$(131,143)	$(92,654)
Add:
Income taxes	58,652	45,767
Homebuilding interest expense	1,980	1,801
Expensing of previously capitalized interest included in cost of sales	14,325	15,356
Less:
Income from financial services subsidiary	862	698
Depreciation and amortization from financial services subsidiary	148	126
Loss on early extinguishment of debt	5,938	—
Net changes in operating assets and liabilities:
Trade and other receivables	(31,592)	17,511
Inventories-owned	271,143	168,124
Inventories-not owned	12,650	35,406
Deferred income taxes	4,562	(2,072)
Other assets	1,278	(1,120)
Accounts payable	1,747	(18,395)
Accrued liabilities	(15,633)	(17,211)

Adjusted Homebuilding EBITDA	$181,021	$151,689

	Three Months Ended September 30,
	2005	2004
	(Dollars in thousands)
Net income	$96,376	$74,594
Add:
Cash distributions of income from unconsolidated joint ventures	21,739	21,276
Income taxes	58,652	45,767
Homebuilding interest expense	1,980	1,801
Expensing of previously capitalized interest included in cost of sales	14,325	15,356
Homebuilding depreciation and amortization	1,706	670
Amortization of stock-based compensation	3,431	1,849
Less:
Income from unconsolidated joint ventures	16,326	8,926
Income from financial services subsidiary	862	698

Adjusted Homebuilding EBITDA	$181,021	$151,689

Balance Sheet Data

(Dollars in thousands, except per share amounts)

	At September 30,
	2005		2004
Stockholders’ equity per share	$23.84		$17.65
Ratio of total debt to total book capitalization(1)	50.7%		53.1%
Ratio of adjusted net homebuilding debt to total book capitalization(2)	48.8%		51.2%
Ratio of total debt to LTM adjusted homebuilding EBITDA(1)	2.2	x	2.6	x
Ratio of adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA(2)	2.0	x	2.4	x
Homebuilding interest capitalized in inventories owned	$77,276		$60,626
Homebuilding interest capitalized as a percentage of inventories owned	2.6%		2.7%

(1)	Total debt at September 30, 2005 and 2004 includes $83.0 million and $61.8 million, respectively, of indebtedness of the Company’s financial services subsidiary and $35.2 million and $31.7 million, respectively, of indebtedness included in liabilities from inventories not owned.

(2)	Net homebuilding debt reflects the offset of $2.8 million and $5.1 million in cash and equivalents at September 30, 2005 and 2004, respectively, against homebuilding debt of $1,552.4 million and $1,245.9 million, respectively. Adjusted net homebuilding debt at September 30, 2005 and 2004 is further adjusted to exclude $83.0 million and $61.8 million, respectively, of indebtedness of the Company’s financial services subsidiary and $35.2 million and $31.7 million, respectively, of indebtedness included in liabilities from inventories not owned. We believe that the adjusted net homebuilding debt to total book capitalization and adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of our ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently.

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Homebuilding:
Cash and equivalents	$7,790	$141,697
Trade and other receivables	53,872	27,049
Inventories:
Owned	2,916,620	2,111,868
Not owned	440,634	268,028
Investments in and advances to unconsolidated joint ventures	225,983	205,429
Deferred income taxes	42,111	37,981
Goodwill and other intangibles, net	118,011	85,849
Other assets	64,315	33,857

	3,869,336	2,911,758

Financial Services:
Cash and equivalents	7,492	9,107
Mortgage loans held for sale	90,182	88,570
Other assets	3,928	3,798

	101,602	101,475

Total Assets	$3,970,938	$3,013,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$107,169	$96,470
Accrued liabilities	270,327	286,125
Liabilities from inventories not owned	42,822	32,390
Revolving credit facility	191,000	—
Trust deed and other notes payable	113,137	26,340
Senior notes payable	1,099,131	874,068
Senior subordinated notes payable	149,098	149,026

	1,972,684	1,464,419

Financial Services:
Accounts payable and other liabilities	2,496	2,127
Mortgage credit facilities	83,020	81,892

	85,516	84,019

Total Liabilities	2,058,200	1,548,438

Minority Interests	289,827	142,800
Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 68,068,530 and 67,234,698 shares outstanding, respectively	681	672
Additional paid-in capital	441,543	418,591
Retained earnings	1,180,687	902,732

Total Stockholders’ Equity	1,622,911	1,321,995

Total Liabilities and Stockholders’ Equity	$3,970,938	$3,013,233